Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-6263 on Form S-4, No. 333-161838 on Form S-3, No. 333-95343 on Form S-8 and No. 333-171376 on Form S-8 of Alliance Financial Corporation of our report dated March 8, 2013, with respect to the consolidated financial statements of Alliance Financial Corporation and effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of Alliance Financial Corporation for the year ended December 31, 2012.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio

March 8, 2013